Exhibit 10.47

BONUS PLAN FOR SENIOR MANAGEMENT OF

CERUS CORPORATION

April 1, 2003

Amended December 9, 2004

Amended January 18, 2005

This document sets forth the complete terms and conditions of the Cash Bonus Plan for Senior Management of Cerus Corporation (“Cerus” or the “Company”) (the “Senior Management Bonus Plan”).  The Plan Year for this Senior Management Bonus Plan runs from January 1 each year to December 31 each year.

1.                                      Purposes of the Senior Management Bonus Plan

•                  Focus the organization on the goals which are most critical to the Company’s success;

•                  Attract and retain a high caliber of employee;

•                  Promote a pay-for-results philosophy;

•                  Provide competitive compensation opportunities;

•                  Allow management judgment and flexibility; and

•                  Reinforce the overall compensation strategy.

2.                                      Coverage

•                  This Senior Management Bonus Plan covers the following bonus programs for senior management at Cerus:  Signing Bonuses, Retention Bonuses and Performance Bonuses.  Any cash bonus which is not expressly designated as falling within a certain bonus program will be considered a Performance Bonus.

3.                                      Eligibility

•                  Employees must qualify as “Senior Management” of the Company to be eligible for bonuses under the Senior Management Bonus Plan.  The Company retains the sole discretion to determine which employees qualify as Senior Management and will provide written notice to all eligible employees of their status as a member of Senior Management.

•                  The only employees who are eligible for Signing Bonuses or Retention Bonuses are those employees who are expressly notified of such eligibility in a writing signed by a Company officer.

•                  Senior Management is not eligible for Recruiting Bonuses.

•                  All full-time and part-time employees are eligible for Performance Bonuses.  Part-time employees are eligible to receive pro-rata bonuses based on the number of hours they are regularly scheduled to work.  New employees who are hired after the Plan Year begins are eligible to participate on a pro-rata basis after completing three months of employment (unless otherwise approved by the CEO).  Eligible participants who are on a leave of absence for any portion of the Plan Year are also eligible to participate on a pro-rata basis, provided they work at least thirty days during the Plan Year.

•                  Employees are only eligible for bonuses under this Senior Management Bonus Plan if they sign and date this document and return it to the Company.

4.                                      Amount and Calculation of Bonuses

•                  The amount of any Signing Bonus or Retention Bonus that an eligible employee may receive will be as set forth in the written document signed by a Cerus officer notifying the employee of their eligibility for such a bonus.  Any terms and conditions set forth in that document will also apply.

•                  Performance Bonuses:

•                  Each employee is eligible for a Performance Bonus in an amount not to exceed a certain percentage of his or her annual base salary (the “Target Percentage”).  Each Plan Year, the CEO will determine the Target Percentage for each employee, and submit these recommendations to the Compensation Committee for approval.  For each employee, the Target Percentage is multiplied by the annual base salary for that employee, and that amount represents the maximum amount of a Performance Bonus that the employee may receive.

•                  The actual amount of the Performance Bonuses is based upon the Company’s achievement of corporate milestones, the employee’s achievement of individual objectives and the Company’s ability to pay.

•                  85% of an employee’s target Performance Bonus will be based upon the attainment of corporate milestones (the “Corporate Portion”) and 15% of an eligible employee’s target Performance Bonus will be based upon the Company’s assessment of the eligible employee’s individual performance (the “Individual Portion”).  The Compensation Committee may, in its sole discretion, redistribute the relative percentage applicable to corporate and individual objectives during the Plan Year.

•                  Whether the Individual Portion is awarded, and in what amount, will be determined by the CEO in the CEO’s sole discretion and will be based upon the CEO’s assessment of overall individual performance and contribution by the eligible employee.

•                  Corporate milestones are generally submitted to the Compensation Committee in writing by the CEO for approval by the Compensation Committee before the end of the first quarter of each year.  Corporate milestones generally include measurable, specific results to be accomplished within a stated quarter.

•                  The Corporate Portion will be calculated as follows (unless otherwise approved by the Compensation Committee):

•                  If less than 50% of the corporate milestones are met, then no portion of the Corporate Portion will qualify for payment.

•                  If between 50% and 70% of the corporate milestones are met, then 80% of the Corporate Portion will qualify for payment.

•                  If more than 70 % of the corporate milestones are met, then 100% of the Corporate Portion will qualify for payment.

The Compensation Committee will determine, in its sole discretion, whether and what percentage of the corporate milestones are met.

•                  If a corporate milestone is not met during or before the end of the quarter in which it is due to be completed, then the potential bonus pool amount attributable to that milestone will be discounted as follows (unless otherwise approved by the Compensation Committee):  only 50% of the potential bonus pool amount for a milestone will be provided if the milestone is achieved one quarter late, and no bonus pool amount will be provided if the milestone is achieved more than one quarter late.

•                  The Company determines the actual amount of Performance Bonuses based on the above criteria every January for the preceding year.  Once the amount of the Performance Bonus (if any) is determined, 70% of the Performance Bonus will be awarded in cash and 30% will be awarded in the form of restricted stock.  The number of restricted stock shares that are awarded will depend on the share price on the date the shares are granted, which will generally be the date on which bonus amounts are determined, unless the Board decides otherwise.

•                  Any restricted stock granted as a Performance Bonus will be subject to a vesting schedule whereby 1/3 vests on the first year anniversary of grant, 1/3 vests on the second year anniversary of grant, and 1/3 vests on the third year anniversary of grant, subject to the employee’s continued service with the Company.  Vested shares cannot be sold, transferred or otherwise disposed of until the entire grant is vested (or if the employee leaves prior to full vesting, until such time as the entire grant would have vested if the employee had remained employed).  The terms and conditions of any such grants will governed entirely by the applicable plan documents and restricted stock agreement.

5.                                      Payment of Bonuses

•                  No bonus is earned until it is required to be paid under this Senior Management Bonus Plan.  Therefore, in the event an employee’s employment is terminated (either by the Company or by the employee, whether voluntarily or involuntarily) before a bonus is paid, then the employee will not have earned that bonus, and will not be entitled to any portion of that bonus.

•                  Signing Bonuses are paid on the first payday following the employee’s completion of the required period of active, full-time employment stated in the employee’s offer letter.  If the employee does not complete the required period of employment, or is not in good standing with the Company as of the date the Signing Bonus otherwise would be payable, then the employee will not have earned the Signing Bonus and no Signing Bonus will be paid.

•                  Retention Bonuses are paid on the first payday following the retention date specified in the employee’s Retention Bonus Memorandum provided that the employee remains an active full-time employee of the Company from the date of such memorandum through the Retention Date.

•                  The cash portion of any Performance Bonus is paid in the January following the end of the Plan Year.  Similarly, the stock portion of any Performance Bonus is awarded in the January following the end of the Plan Year.  An eligible employee must be actively employed by the Company in good standing on the day the bonus is paid, or the stock is granted, in order to receive the Performance Bonus, unless otherwise approved in advance by the Compensation Committee.

6.                                      Bonuses Disputes

•                  A Bonus Review Board will be established to review and decide any disputes arising under this Senior Management Bonus Plan.  It shall consist of the Company’s Chief Executive Officer and Vice President of Administration.  Any employee with an issue related to this Senior Management Bonus Plan shall provide a written request for review to Human Resources who, in turn, shall convene the Board to resolve the issue.  All decisions of the Bonus Review Board are final and binding.

7.                                      Legal and Ethical Standards

•                  No employee shall attempt to earn a bonus by engaging in any conduct which violates any anti-trust laws, other laws, or the Company’s ethical standards, policies or practices.

•                  No employee shall pay, offer to pay, assign or give any part of his or her bonus, compensation, or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person, as an inducement or reward for direct or indirect assistance in earning a bonus.

•                  Any infraction of this Senior Management Bonus Plan, or of recognized ethical standards, will subject the employee to disciplinary action up to and including termination of employment and revocation of any bonuses under this Senior Management Bonus Plan to which the employee otherwise would be entitled.

8.                                      Miscellaneous

•                  Nothing in this Senior Management Bonus Plan is intended to alter the at-will nature of employment with the Company, that is, the employee’s right or the Company’s right to terminate the employee’s employment at will, at any time with or without cause or advance notice.  In addition, acceptance of this Senior Management Bonus Plan shall not be construed to imply a guarantee of employment for any specified period of time.

•                  This Senior Management Bonus Plan contains the entire agreement between the Company and its employees on this subject, and supercedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.

•                  Cerus reserves the right to modify any of the provisions of this Senior Management Bonus Plan in its sole discretion at any time with 10 days’ written notice to eligible employees; provided, however, that this Senior Management Bonus Plan may not be modified or amended except in a writing signed by a Company officer and upon approval by the Company’s Compensation Committee.

•                  No bonus amounts are guaranteed and all bonuses must be earned in accordance with the terms of this Senior Management Bonus Plan.  The Company will make all determinations under the Senior Management Bonus Plan within its sole discretion, including but not limited to:  whether a Performance Bonus has been earned and the amount of any Performance Bonus; and whether an employee is in good standing.

•                  The contents of this Senior Management Bonus Plan are Company confidential.

•                  This Senior Management Bonus Plan shall be governed by and construed under the laws of the State of California.

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I have read and understand the provisions of this Bonus Plan and hereby accept its terms.

Employee Name (Printed)	Employee Signature	Date